Exhibit 99.1

FOR IMMEDIATE RELEASE	Media/Investor Contact:
Deborah Loeb Bohren 212-476-3552

WELLCHOICE, INC. ANNOUNCES NEW YORK CITY CONTRACT EXTENDED THROUGH JUNE 30, 2006

New York, NY (May 25, 2005) – WellChoice, Inc. (NYSE: WC) announced today that its primary operating subsidiary, Empire Blue Cross Blue Shield, agreed to a one-year contract extension with The City of New York to provide hospital-only coverage for the City’s employees and retirees through June 30, 2006.

“We are pleased with the new agreement,” said Michael A. Stocker, M.D., president and chief executive officer of WellChoice. “The rates for the new twelve-month period are in line with our expectations and the renewal will not impact the company’s previously announced 2005 earnings guidance.”

Since December 28, 2001, when the New York City account issued a Request For Proposal (RFP), the account has been under renegotiation based upon a competitive bid process open to the company and other third parties. Originally, the RFP anticipated that the effective date of the new contract would be January 1, 2003, but the account remains out for competitive bid for a five-year period and Empire continues to participate in the bid process.

As of March 31, 2005, the New York City account covered approximately 823,000 members, or 16.4%, of the company’s total membership. The account continues to be retrospectively rated with a guaranteed administrative fee.

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About WellChoice, Inc.

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York, based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our products or changes in membership including the loss of either the New York City or the New York State account; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see WellChoice’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2005.